MDU Resources Doubles First Quarter Earnings, Narrows EPS Guidance

BISMARCK, N.D. — May 5, 2021 — MDU Resources Group, Inc. (NYSE: MDU) today reported first quarter earnings of $52.1 million, or 26 cents per share, compared to first quarter 2020 earnings of $25.1 million, or 13 cents per share.

“Our businesses are off to a very strong start in 2021,” said David L. Goodin, president and CEO of MDU Resources. “We had record earnings at our construction services and pipeline businesses, increased natural gas sales volumes at our utility operations and a stronger start to the year at our construction materials business. With the strong first quarter results and our expectation of continuing robust demand for our products and services, we are raising the lower end of our 2021 earnings guidance.

“As we continue Building a Strong America, we are well-positioned to capitalize on a federal infrastructure funding package and believe it will provide substantial longer-term opportunities across our two platforms of businesses.”

Business Unit Highlights
Regulated Energy Delivery
The electric and natural gas utility earned $46.9 million in the first quarter, compared to $43.7 million in the first quarter of 2020. Rate relief in several natural gas utility jurisdictions contributed to the increase in earnings, as well as higher natural gas sales volumes. Natural gas sales volumes were 1.8% higher and electric sales volumes were 2.2% lower compared to the first quarter last year. The company's electric and natural gas systems continued to perform well, providing safe and reliable service to customers during extreme winter conditions experienced in February across the country.

Earnings at the pipeline business were a record $8.9 million for the first quarter, compared to $7.4 million in the first quarter last year. The earnings increase is primarily the result of higher customer demand for natural gas storage services. The company continues to await approval from the Federal Energy Regulatory Commission for its North Bakken Expansion project, a planned pipeline extension in North Dakota that would be able to transport 250 million cubic feet of natural gas per day and reduce flaring in the Bakken. The project is supported by long-term agreements with non-affiliated customers. The company expected final regulatory approval in the first quarter and is adjusting its construction schedule to reflect the delay, which will result in a later in-service date for the project.

Construction Materials and Services
The construction services business had record first quarter earnings of $29.8 million, compared to $16.8 million in first quarter 2020. Results in 2020 included a negative $6.7 million, after tax, out-of-period adjustment to correct revenue recognition on a construction contract. The company continues to see particularly strong demand for high tech and utility-related construction services. Its backlog of work at March 31 set a first quarter record at $1.273 billion, compared to $1.267 billion at March 31 last year.

The construction materials business experienced a seasonal loss of $30.8 million in the first quarter, compared to a loss of $38.2 million in the first quarter of 2020. Favorable weather allowed for an earlier start on the construction season in certain areas compared to last year. As previously announced, this business during the first quarter acquired an aggregates operation in Portland, Oregon, and also received a key permit to expand operations at a Texas aggregate quarry. The construction materials backlog of work at March 31 was $819 million, compared to $905 million at March 31 last year.

Guidance
MDU Resources has raised the lower end of its guidance and now expects earnings per share in the range of $2.00 to $2.15 in 2021, based on these assumptions:
•Normal weather, including precipitation and temperatures, across all company markets.
•Continued recognition as essential service providers across all company markets.
•Electric and natural gas customer growth continuing at a rate of 1-2% annually.
•Earnings before interest, taxes, depreciation and amortization (EBITDA) in the range of $875 million to $925 million.
•Construction materials revenues in the range of $2.1 billion to $2.3 billion and construction services revenues in the range of $2.1 billion to $2.3 billion, with margins comparable to or slightly higher than 2020.
The company plans to invest $811 million for capital projects in 2021; future acquisitions or divestitures are not included in this amount and would be incremental to 2021 results.

Corporate Strategy
MDU Resources’ strategy is to deliver superior value with a two-platform model, regulated energy delivery and construction materials and services businesses, while also pursuing organic growth opportunities and using a disciplined approach to strategic acquisitions of well-managed companies and properties. The company, on a consolidated basis, anticipates 5-8% long-term compound annual growth on earnings per share.

Conference Call
MDU Resources will discuss first quarter results on a webcast at 2 p.m. EDT May 6. The event can be accessed at www.mdu.com. Webcast and audio replays will be available through May 20 at 855-859-2056, or 404-537-3406 for international callers, conference ID 2374997.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index and the S&P High-Yield Dividend Aristocrats index, is Building a Strong America® by providing essential products and services through its regulated energy delivery and construction materials and services businesses. For more information about MDU Resources, see the company’s website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Media Contact: Laura Lueder, manager of communications and public relations, 701-530-1095
Financial Contact: Jason Vollmer, vice president and chief financial officer, 701-530-1755

Forward-Looking Statements
The information contained in this press release highlights the key growth strategies, projections and certain assumptions for the company and its subsidiaries and other matters for each of the company’s businesses. Many of these highlighted statements and other statements not historical in nature are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, there is no assurance that the company’s projections, including estimates for growth and financial guidance, will in fact be achieved. Please refer to assumptions contained in this press release, as well as the various important factors listed in Part I, Item 1A - Risk Factors in the company's most recent Form 10-K and subsequent filings with the SEC.
Changes in such assumptions and factors could cause actual future results to differ materially from growth and financial guidance. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. The company does not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.
Throughout this press release, the company presents financial information prepared in accordance with GAAP, as well as EBITDA, EBITDA from continuing operations, and adjusted gross margin, which are considered non-GAAP financial measures. The use of these non-GAAP financial measures should not be construed as alternatives to earnings, operating income or operating cash flows. The company believes the use of these non-GAAP financial measures are beneficial in evaluating the company's financial performance due to its diverse operations. Please refer to the "Non-GAAP Financial Measures" section contained in this document for additional information.
Performance Summary

Business Line	First Quarter 2021 Earnings	First Quarter 2020 Earnings
	(In millions, except per share amounts)
Regulated energy delivery	$55.8	$51.1
Construction materials and services	(1.0)	(21.4)
Other	(2.7)	(4.2)
Income from continuing operations	52.1	25.5
Loss from discontinued operations, net of tax	—	(.4)
Net income	$52.1	$25.1
Earnings per share:
Income from continuing operations	$.26	$.13
Discontinued operations, net of tax	—	—
Earnings per share	$.26	$.13

Consolidated Statements of Income
	Three Months Ended
	March 31,
	2021	2020
	(In millions, except per share amounts)
Operating revenues:	(Unaudited)
Electric, natural gas distribution and regulated pipeline	$442.4	$418.7
Non-regulated pipeline, construction materials and contracting, construction services and other	785.5	778.7
Total operating revenues	1,227.9	1,197.4
Operating expenses:
Operation and maintenance:
Electric, natural gas distribution and regulated pipeline	94.4	87.6
Non-regulated pipeline, construction materials and contracting, construction services and other	717.3	733.4
Total operation and maintenance	811.7	821.0
Purchased natural gas sold	176.2	165.4
Depreciation, depletion and amortization	73.7	69.2
Taxes, other than income	62.5	64.1
Electric fuel and purchased power	18.6	20.6
Total operating expenses	1,142.7	1,140.3
Operating income	85.2	57.1
Other income (expense)	3.3	(1.0)
Interest expense	23.4	24.6
Income before income taxes	65.1	31.5
Income taxes	13.0	6.0
Income from continuing operations	52.1	25.5
Loss from discontinued operations, net of tax	—	(.4)
Net income	$52.1	$25.1

Earnings per share – basic:
Income from continuing operations	$.26	$.13
Discontinued operations, net of tax	—	—
Earnings per share – basic	$.26	$.13
Earnings per share – diluted:
Income from continuing operations	$.26	$.13
Discontinued operations, net of tax	—	—
Earnings per share – diluted	$.26	$.13
Weighted average common shares outstanding – basic	200.7	200.4
Weighted average common shares outstanding – diluted	201.0	200.5

Selected Cash Flows Information
	Three Months Ended
	March 31,
	2021	2020
	(In millions)
Operating activities:
Net cash provided by continuing operations	$95.6	$79.7
Net cash used in discontinued operations	—	(.4)
Net cash provided by operating activities	95.6	79.3
Investing activities:
Net cash used in continuing operations	(106.3)	(202.5)
Net cash provided by discontinued operations	—	—
Net cash used in investing activities	(106.3)	(202.5)
Financing activities:
Net cash provided by continuing operations	6.2	173.2
Net cash provided by discontinued operations	—	—
Net cash provided by financing activities	6.2	173.2
Increase (decrease) in cash and cash equivalents	(4.5)	50.0
Cash and cash equivalents - beginning of year	59.6	66.5
Cash and cash equivalents - end of period	$55.1	$116.5

Capital Expenditures
Business Line	2021 Estimated	2022 Estimated	2023 Estimated	2021 - 2025 Total Estimated
	(In millions)
Regulated energy delivery
Electric	$116	$182	$109	$606
Natural gas distribution	212	225	188	970
Pipeline	230	74	110	508
	558	481	407	2,084
Construction materials and services
Construction services	46	34	35	187
Construction materials and contracting	202	154	150	742
	248	188	185	929
Other	5	4	3	19
Total capital expenditures	$811	$673	$595	$3,032

Note: Total capital expenditures are presented on a gross basis.
Capital expenditures for 2021 include line-of-sight opportunities at the company's business segments. Future acquisitions would be incremental to the outlined capital program. Operating cash flows are projected to be $600 million to $650 million in 2021.
Non-GAAP Financial Measures
The company, in addition to presenting its earnings in conformity with GAAP, has provided non-GAAP financial measures of EBITDA by operating segment and EBITDA from continuing operations. The company defines EBITDA as net income (loss) attributable to the operating segment before interest; taxes; and depreciation, depletion and amortization; and EBITDA from continuing operations as income (loss) from continuing operations before interest; taxes; and depreciation, depletion and amortization.
The company presents EBITDA by operating segment and EBITDA from continuing operations on a consolidated basis in this news release. The company believes EBITDA and EBITDA from continuing operations are useful financial measures in providing meaningful information about operational efficiency compared to the company's peers by excluding the impacts of differences in tax jurisdictions and structures, debt levels and capital investment. The presentation of EBITDA and EBITDA from continuing operations also is provided for investment professionals who use such metrics in their analyses. The investment community often uses these metrics to assess the operating performance of a company’s business and to provide a consistent comparison of performance from period to period. The company's management uses the non-GAAP financial measures in conjunction with GAAP results when evaluating the company's operating results and calculating compensation packages. Non-GAAP financial measures are not standardized; therefore, it may not be possible to compare such financial measures with other companies’ non-GAAP financial measures having the same or similar names. The presentation of this additional information is not meant to be considered a substitution for financial measures prepared in accordance with GAAP. The company strongly encourages investors to review the consolidated financial statements in their entirety and to not rely on any single financial measure.
The following table provides a reconciliation of consolidated GAAP net income to EBITDA from continuing operations. The reconciliation for each operating segment's EBITDA is included within each operating segment's condensed income statement.

	Three Months Ended
	March 31,
	2021	2020
	(In millions)
Net income	$52.1	$25.1
Loss from discontinued operations, net of tax	—	.4
Income from continuing operations	52.1	25.5
Adjustments:
Interest expense	23.4	24.6
Income taxes	13.0	6.0
Depreciation, depletion and amortization	73.7	69.2
EBITDA from continuing operations	$162.2	$125.3
The discussion that follows also includes adjusted gross margin, which is considered a non-GAAP financial measure as it relates to the company's electric and natural gas distribution segments. Adjusted gross margin can be used in addition to operating revenues and operating expenses when evaluating the results of operations for these segments. Adjusted gross margin for the electric and natural gas distribution segments is calculated by adding back adjustments to operating income (loss). These add-back adjustments include operation and maintenance expense; depreciation, depletion and amortization expense; and certain taxes, other than income.
The presentation of adjusted gross margin is intended to be a helpful supplemental financial measure for investors’ understanding of the segments' operating performance. This non-GAAP financial measure should not be considered as an alternative to, or more meaningful than, GAAP financial measures such as operating income (loss) or net income (loss). The company's adjusted gross margin may not be comparable to other companies’ gross margin measures.
Adjusted gross margin includes operating revenues less the cost of electric fuel and purchased power, purchased natural gas sold and certain taxes, other than income. These taxes, other than income, included as a reduction to adjusted gross margin relate to revenue taxes. These segments pass on to their customers the increases and decreases in the wholesale cost of power purchases, natural gas and other fuel supply costs in accordance with regulatory requirements. As such, the segments' revenues are directly impacted by the fluctuations in such commodities. Revenue taxes, which are passed back to customers, fluctuate with revenues as they are calculated as a percentage of revenues. For these reasons, period over period, the segments' operating income (loss) is generally not impacted. The company's management believes the adjusted gross margin is a useful supplemental financial measure as these items are included in both operating revenues and operating expenses. The company's management also believes that adjusted gross margin and the remaining operating expenses that calculate operating income (loss) are useful in assessing the company's utility performance as management has the ability to influence control over the remaining operating expenses.

The following tables provide reconciliations of the company's electric and natural gas distribution segments' operating income to adjusted gross margin.

Electric	Three Months Ended
	March 31,
	2021	2020
	(In millions)
Operating income	$13.9	$14.9
Adjustments:
Operating expenses:
Operation and maintenance	31.3	30.7
Depreciation, depletion and amortization	16.1	15.5
Taxes, other than income	4.7	4.3
Total adjustments	52.1	50.5
Adjusted gross margin	$66.0	$65.4

Natural Gas Distribution	Three Months Ended
	March 31,
	2021	2020
	(In millions)
Operating income	$53.6	$50.0
Adjustments:
Operating expenses:
Operation and maintenance	51.2	46.0
Depreciation, depletion and amortization	22.5	20.8
Taxes, other than income	7.0	6.1
Total adjustments	80.7	72.9
Adjusted gross margin	$134.3	$122.9

Regulated Energy Delivery

Electric	Three Months Ended
	March 31,
	2021	2020	% Change
	(In millions)
Operating revenues	$84.8	$86.1	(2)%
Electric fuel and purchased power	18.6	20.6	(10)%
Taxes, other than income	.2	.1	100%
Adjusted gross margin	66.0	65.4	1%
Operating expenses:
Operation and maintenance	31.3	30.7	2%
Depreciation, depletion and amortization	16.1	15.5	4%
Taxes, other than income	4.7	4.3	9%
Total operating expenses	52.1	50.5	3%
Operating income	13.9	14.9	(7)%
Other income (expense)	.5	(.4)	225%
Interest expense	6.5	6.8	(4)%
Income before taxes	7.9	7.7	3%
Income tax benefit	(2.8)	(3.7)	24%
Net income	$10.7	$11.4	(6)%
Adjustments:
Interest expense	6.5	6.8	(4)%
Income tax benefit	(2.8)	(3.7)	24%
Depreciation, depletion and amortization	16.1	15.5	4%
EBITDA	$30.5	$30.0	2%

Operating Statistics	Three Months Ended
	March 31,
	2021	2020
Retail sales (million kWh):
Residential	334.9	330.6
Commercial	361.8	375.8
Industrial	144.5	153.0
Other	19.2	20.4
	860.4	879.8
Average cost of electric fuel and purchased power per kWh	$.019	$.021
The electric business reported net income of $10.7 million in the first quarter of 2021, compared to $11.4 million for the same period in 2020. The decrease in net income was driven by higher operating expenses, primarily payroll-related costs and depreciation, depletion and amortization expense from transmission projects placed in service. Partially offsetting the decrease was higher other income, the result of increased investment returns on certain benefit plans. Adjusted gross margin increased from higher transmission revenues and higher revenues associated with transmission interconnect upgrades, which was partially offset by a 2.2% decrease in electric retail sales volumes, primarily from lower commercial and industrial volumes.
The electric business's EBITDA increased $500,000 in the first quarter of 2021, compared to 2020, primarily the result of higher other income and higher adjusted gross margin partially offset by higher operation and maintenance expense, as previously discussed.

Natural Gas Distribution	Three Months Ended
	March 31,
	2021	2020	% Change
	(In millions)
Operating revenues	$350.4	$326.6	7%
Purchased natural gas sold	202.2	190.5	6%
Taxes, other than income	13.9	13.2	5%
Adjusted gross margin	134.3	122.9	9%
Operating expenses:
Operation and maintenance	51.2	46.0	11%
Depreciation, depletion and amortization	22.5	20.8	8%
Taxes, other than income	7.0	6.1	15%
Total operating expenses	80.7	72.9	11%
Operating income	53.6	50.0	7%
Other income	1.7	.3	NM
Interest expense	9.2	9.2	—%
Income before taxes	46.1	41.1	12%
Income tax expense	9.9	8.8	13%
Net income	$36.2	$32.3	12%
Adjustments:
Interest expense	9.2	9.2	—%
Income tax expense	9.9	8.8	13%
Depreciation, depletion and amortization	22.5	20.8	8%
EBITDA	$77.8	$71.1	9%
*    NM - not meaningful

Operating Statistics	Three Months Ended
	March 31,
	2021	2020
Volumes (MMdk)
Retail sales:
Residential	28.8	27.7
Commercial	18.6	18.8
Industrial	1.5	1.5
	48.9	48.0
Transportation sales:
Commercial	.7	.7
Industrial	43.9	45.6
	44.6	46.3
Total throughput	93.5	94.3
Average cost of natural gas per dk	$4.13	$3.97
The natural gas distribution business reported net income of $36.2 million in the first quarter of 2021, compared to $32.3 million for the same period in 2020. The increase in net income was primarily higher adjusted gross margin due to approved rate relief in certain jurisdictions, benefits from weather normalization and decoupling mechanisms, and a 1.8% increase in natural gas retail sales volumes, primarily to residential customers. Other income also increased during the quarter, the result of higher investment returns on certain benefit plans. Partially offsetting the increase in net income was higher operation and maintenance expense, primarily higher payroll-related costs. Depreciation, depletion and amortization expense also increased during the quarter, the result of growth and replacement projects placed in service.
The natural gas distribution business's EBITDA increased $6.7 million in the first quarter of 2021, compared to 2020, primarily the result of higher adjusted gross margin and higher other income, partially offset by higher operation and maintenance expense, as previously discussed.

Pipeline	Three Months Ended
	March 31,
	2021	2020	% Change
	(In millions)
Operating revenues	$36.1	$35.8	1%
Operating expenses:
Operation and maintenance	15.1	15.0	1%
Depreciation, depletion and amortization	5.2	5.8	(10)%
Taxes, other than income	3.3	3.6	(8)%
Total operating expenses	23.6	24.4	(3)%
Operating income	12.5	11.4	10%
Other income	.9	—	NM
Interest expense	2.0	1.9	5%
Income before taxes	11.4	9.5	20%
Income tax expense	2.5	2.1	19%
Net income	$8.9	$7.4	21%
Adjustments:
Interest expense	2.0	1.9	5%
Income tax expense	2.5	2.1	19%
Depreciation, depletion and amortization	5.2	5.8	(10)%
EBITDA	$18.6	$17.2	8%
*    NM - not meaningful

Operating Statistics	Three Months Ended
	March 31,
	2021	2020
Transportation volumes (MMdk)	110.8	111.7
Natural gas gathering volumes (MMdk)	—	3.3

Customer natural gas storage balance (MMdk):
Beginning of period	25.5	16.2
Net withdrawal	(20.3)	(12.4)
End of period	5.2	3.8
The pipeline business reported net income of $8.9 million in the first quarter of 2021, compared to $7.4 million for the same period in 2020. The increase in net income was driven by higher demand for the company's storage services. Other income also increased during the quarter, the result of higher allowance for funds used during construction and higher investment returns on certain benefit plans.
The pipeline business's EBITDA increased $1.4 million in the first quarter of 2021, compared to 2020, primarily from higher storage-related revenues, as previously discussed.

Construction Materials and Services

Construction Services	Three Months Ended
	March 31,
	2021	2020	% Change
	(In millions)
Operating revenues	$518.5	$514.7	1%
Cost of sales:
Operation and maintenance	427.2	436.2	(2)%
Depreciation, depletion and amortization	4.0	3.9	3%
Taxes, other than income	19.4	23.4	(17)%
Total cost of sales	450.6	463.5	(3)%
Gross margin	67.9	51.2	33%
Selling, general and administrative expense:
Operation and maintenance	24.6	23.9	3%
Depreciation, depletion and amortization	1.3	1.9	(32)%
Taxes, other than income	1.7	1.6	6%
Total selling, general and administrative expense	27.6	27.4	1%
Operating income	40.3	23.8	69%
Other income	.2	.1	100%
Interest expense	.9	1.2	(25)%
Income before taxes	39.6	22.7	74%
Income tax expense	9.8	5.9	66%
Net income	$29.8	$16.8	77%
Adjustments:
Interest expense	.9	1.2	(25)%
Income tax expense	9.8	5.9	66%
Depreciation, depletion and amortization	5.3	5.8	(9)%
EBITDA	$45.8	$29.7	54%
The construction services business reported net income of $29.8 million in the first quarter of 2021, compared to $16.8 million for the same period in 2020. The increase in net income was driven by higher outside specialty contracting workloads and margins from strong utility customer demand. Inside specialty contracting workloads decreased from lower customer demand for refinery projects. High-tech project demand remained strong for the inside electrical contracting business throughout the quarter. Income tax expense increased as a result of higher taxable income.
The prior year results included a negative $6.7 million out-of-period adjustment, after tax, made to correct revenue recognition on a project.
The construction services business's EBITDA increased $16.1 million in the first quarter of 2021, compared to 2020, primarily a result of the previously discussed increase in outside specialty contracting workloads and strong margins across the segment.

Construction Materials and Contracting	Three Months Ended
	March 31,
	2021	2020	% Change
	(In millions)
Operating revenues	$265.7	$262.2	1%
Cost of sales:
Operation and maintenance	243.2	250.7	(3)%
Depreciation, depletion and amortization	22.3	19.6	14%
Taxes, other than income	9.8	9.5	3%
Total cost of sales	275.3	279.8	(2)%
Gross margin	(9.6)	(17.6)	45%
Selling, general and administrative expense:
Operation and maintenance	21.7	22.4	(3)%
Depreciation, depletion and amortization	1.1	1.0	10%
Taxes, other than income	2.5	2.3	9%
Total selling, general and administrative expense	25.3	25.7	(2)%
Operating loss	(34.9)	(43.3)	19%
Other expense	(.1)	(1.1)	91%
Interest expense	4.7	5.2	(10)%
Loss before income taxes	(39.7)	(49.6)	20%
Income tax benefit	(8.9)	(11.4)	22%
Net loss	$(30.8)	$(38.2)	19%
Adjustments:
Interest expense	4.7	5.2	(10)%
Income tax benefit	(8.9)	(11.4)	22%
Depreciation, depletion and amortization	23.4	20.6	14%
EBITDA	$(11.6)	$(23.8)	51%

Operating Statistics	Three Months Ended
	March 31,
	2021	2020
Sales (000's):
Aggregates (tons)	4,808	4,217
Asphalt (tons)	294	227
Ready-mixed concrete (cubic yards)	732	704
The construction materials and contracting business reported a seasonal loss of $30.8 million in the first quarter of 2021, compared to a loss of $38.2 million in the same period in 2020. The decreased loss was the result of higher gross margin from increased materials pricing as well as higher contracting margins. Favorable weather in certain regions allowed for an early start to the construction season, which drove increases in material revenues. Selling, general and administrative expense decreased during the quarter, the result of lower bad debt expenses, offset in part by increased payroll-related costs.
The construction materials and contracting business's EBITDA increased $12.2 million in the first quarter of 2021, compared to 2020. The increased EBITDA was the result of higher gross margins, as previously discussed.

Other
	Three Months Ended
	March 31,
	2021	2020	% Change
	(In millions)
Operating revenues	$3.3	$3.0	10%
Operating expenses:
Operation and maintenance	2.3	2.0	15%
Depreciation, depletion and amortization	1.2	.7	71%
Total operating expenses	3.5	2.7	30%
Operating income (loss)	(.2)	.3	NM
Other income	.1	.1	—%
Interest expense	.1	.3	(67)%
Income (loss) before income taxes	(.2)	.1	NM
Income tax expense	2.5	4.3	(42)%
Net loss	$(2.7)	$(4.2)	36%
*    NM - not meaningful

The net loss for Other reflects income tax adjustments related to the consolidated company's annualized estimated tax rate and higher depreciation, depletion and amortization expense in 2021 for software placed in service. General and administrative costs and interest expense previously allocated to the exploration and production and refining businesses that do not meet the criteria for income (loss) from discontinued operations also are included in Other.

Other Financial Data
	March 31,
	2021		2020
(In millions, except per share amounts)
	(Unaudited)
Book value per common share	$15.41		$14.15
Market price per common share	$31.61		$21.50
Dividend yield (indicated annual rate)	2.7%		3.9%
Price/earnings from continuing operations ratio (12 months ended)	15.2	x	13.4	x
Market value as a percent of book value	205.1%		151.9%
Total assets	$8,069		$7,851
Total equity	$3,100		$2,837
Total debt	$2,303		$2,455
Capitalization ratios:
Total equity	57.4%		53.6%
Total debt	42.6		46.4
	100.0%		100.0%